Exhibit 99.1

South African Constitutional Court pronounces remedy for SASSA tender

Johannesburg – April 17, 2014 - Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NasdaqGS: UEPS; JSE: NT1) today announced that the South African Constitutional Court (“Constitutional Court”) has ruled on the appropriate remedy following its declaration on November 29, 2013, that the tender process followed by the South African Social Security Agency (“SASSA”) in awarding a contract to Net1’s wholly owned subsidiary, Cash Paymaster Services Proprietary Limited (“CPS”), was constitutionally invalid. The Constitutional Court is the highest court in South Africa and the full judgment is available on the Company’s website at www.net1.com.

The Constitutional Court has ordered the following remedy:

1.

The declaration of invalidity of the contract between SASSA and CPS is upheld, but suspended until a new tender has been awarded in accordance with 2 below, or for the remainder of the existing contract period if no tender award is made in accordance with 4 below.

2.

SASSA has to initiate a new tender process during the next 30 days. The request for proposal for the new tender must contain adequate safeguards to ensure that no loss of lawful existing social grants occurs, the payment of lawful existing grants is not interrupted, and personal data obtained in the payment process remains private and may not be used in any manner for any purpose other than payment of grants or for any purpose sanctioned by the Minister of Social Development.

3.

The new tender must be for a period of five years and a new and independent Bid Evaluation and Bid Adjudication Committee must be appointed to evaluate and adjudicate the new tender process. Their evaluation and adjudication must be made public by filing, with the Registrar of the Constitutional Court, a status report on the first Monday of every quarter of the year until completion of the process.

4.

If the new tender is not awarded, the declaration of invalidity of the current contract between SASSA and CPS will be further suspended until completion of the five-year year period for which the contract was originally awarded. In this event, SASSA must, within 14 days of its decision not to award the tender lodge a report to the Registrar of the Constitutional Court setting out all the relevant information on whether and when it will be ready to assume the duty to pay grants itself. Furthermore, CPS must in this event file with the Constitutional Court an audited statement of expenses incurred, income received and net profit earned during the five year completed contract period, which statement must also be verified by an independent auditor appointed by SASSA and filed with the Constitutional Court.

5.	AllPay has been ordered to pay SASSA’s and CPS’s costs in relation to the application to lead further evidence brought in the main merits application.

The Company cannot predict what the timing or outcome of the new tender process will be, or if a new tender award will be made at all after the new tender process. The contract between SASSA and CPS to distribute social welfare grants to ten million South Africans every month remains in full force and effect until SASSA has completed the new process and decides to award the new tender, or for the remainder of the current five year contract if they decide not to award the new tender.

“We are relieved that the protracted two-year legal battle regarding the SASSA tender is finally over and that the Court has provided guidance regarding the way forward,” said Dr. Serge Belamant, Chairman and Chief Executive Officer of Net1. “We remain committed to provide our ten million social welfare grant recipients and SASSA with an efficient, world-class payment service under our current contract with SASSA and we look forward to participating in any new tender process. Based on our experience during the last two years, we are convinced that our UEPS/EMV solution with biometric verification and off-line capability is the most appropriate product to service the millions of South Africans who are reliant on this vital service, especially the most vulnerable citizens in the remote areas of the country,” he concluded.

The Company may issue further comment on the ruling once it has had sufficient time to study the full judgment.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System, or UEPS, to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is also completely interoperable with global EMV standards that seamlessly permit access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa, Republic of Korea, and Ghana. In addition, Net1’s proprietary Mobile Virtual Card technology offers secure mobile payments and banking services in developed and emerging countries while its MediKredit and XeoHealth subsidiaries provide its proprietary 5010 and ICD-10 compliant real-time claims adjudication system.

Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com